Exhibit 10.19

AMENDMENT NO. 01

Dated September 30, 2004

TO

that certain Loan and Security Agreement No. 4001

dated as of June 7, 2004, (“Agreement”), by and between

LIGHTHOUSE CAPITAL PARTNERS V, L.P. (“Lender”) and

RIVERBED TECHNOLOGY, INC. (“Borrower”).

(All capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Agreement.)

Without limiting or amending any other provisions of the Agreement, Lender and Borrower agree to the following:

(A)	1. DEFINITIONS AND CONSTRUCTION

(i) Definition of “Basic Rate” shall be deleted in its entirety and replaced with the following:

“Basic Rate” means nine percent (9.00%) per annum; provided that should the Prime Rate as quoted in the western edition of the Wall Street Journal (“Prime Rate”) on the tenth day of each month exceed four percent (4.00%), then, the Basic Rate will be increased by the same amount by which the Prime Rate exceeds four percent (4.00%).

(ii) Definition of “Loan Factor” shall be deleted in its entirety.

(iii) Definition of “Principal Repayment Amount” shall be added:

“Principal Repayment Amount” means 4.16667%.

(B)	2.3 Procedure for Making Loan.

(i) Section 2.3 (b) shall be deleted in its entirety and replaced with the following:

(b) Loan Interest Rate. Borrower shall pay interest on the unpaid principal amount of each Loan from the Funding Date until such Loan has been paid in full, at a per annum rate of interest equal to the Basic Rate. All computations of interest on each Loan shall be based on a year of 360 days for actual days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(ii) Section 2.3 (c) shall be deleted in its entirety and replaced with the following:

(c) Stipulated Loan Value Calculation. The schedule of Stipulated Loan Values applicable to such Loan shall be set forth in the Loan Agreement Supplement prepared by Lender with respect to such Loan and shall be conclusive in the absence of a manifest error.

(C)	2.4 Amortization of Principal and Interest; Interim Payment; Final Payment.

(i) Section 2.4 (a) shall be deleted in its entirety and replaced with the following:

(a) Principal and Interest Payments On Payment Dates. Borrower shall make payments of principal and accrued interest in advance for each Loan (collectively, “Scheduled Payments”), commencing on the Loan Commencement Date with respect to such Loan and continuing thereafter during the Repayment Period on the first Business Day of each calendar month (each a “Payment Date”), in an amount equal to the sum of (a) the

Principal Repayment Amount multiplied by the Loan Amount, plus (b) accrued interest on the outstanding principal amount of such Loan calculated at the Basic Rate. In any event, all unpaid principal and accrued interest shall be due and payable in full on the last Payment Date with respect to such Loan.

(ii) Section 2.4 (b) shall be deleted in its entirety and replaced with the following:

(b) Interim Payment. In addition to the Scheduled Payments, Borrower shall pay to Lender, monthly in advance, an amount (the “Interim Payment”) equal to accrued interest on the aggregate principal amount of the Loans calculated at the Basic Rate from the Funding Date (and thereafter recalculated on the first Business Day of each calendar month during which an Interim Payment is due), until commencement of the Repayment Period with respect to the Loans.

Except as amended hereby, the Agreement remains unmodified and unchanged.

BORROWER:		LENDER:

RIVERBED TECHNOLOGY, INC.,		LIGHTHOUSE CAPITAL PARTNERS V, L.P.

By:	/s/ Randy S. Gottfried	By:	LIGHTHOUSE MANAGEMENT
Name:	Randy S. Gottfried		PARTNERS V, L.L.C., its general partner
Title:	Chief Financial Officer
		By:	/s/ Thomas Conneely
		Name:	Thomas Conneely
		Title:	Vice President